Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment No. 2”), dated as of September 21, 2006, between Tribune Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A., formerly known as First Chicago Trust Company of New York), as Rights Agent (the “Rights Agent”), amends the Rights Agreement, dated as of December 12, 1997, as previously amended by Amendment No. 1 thereto, dated as of June 12, 2000 (the “Rights Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Rights Agreement.

RECITALS

WHEREAS, the Company and the Rights Agent have executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

WHEREAS, the Company is a party to (i) a Distribution Agreement, dated as of September 21, 2006, among the Company, TMCT, LLC, Candle Holdings Corporation, Fortify Holdings Corporation, Chandler Trust No. 1 and Chandler Trust No. 2 and (ii) a Distribution Agreement, dated as of September 21, 2006, among the Company, TMCT II, LLC, Fortification Holdings Corporation, Wick Holdings Corporation, Eagle New Media Investments, LLC, Eagle Publishing Investments, LLC, Chandler Trust No. 1 and Chandler Trust No. 2 (the agreements in clauses (i) and (ii) above, collectively, the “Distribution Agreements”);

WHEREAS, pursuant to the transactions contemplated by the Distribution Agreements, TMCT, LLC, TMCT II, LLC, Chandler Trust No. 1, Chandler Trust No. 2 and the trustees of such trusts may acquire beneficial ownership of additional Common Shares in a corporate transaction approved by the Board of Directors of the Company;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement for purposes of clarification as provided below;

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.  The definition of Acquiring Person in Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end of the last sentence thereof:

“For the avoidance of doubt, the exception for the acquisition of beneficial ownership of additional Common Shares by Chandler Trust No. 1, Chandler Trust No. 2 or any of the trustees of such trusts in connection with a corporate transaction approved by the Board of Directors, contained in clause (iii) of the first proviso of the immediately preceding sentence, shall include the acquisition of additional Common Shares by TMCT, LLC, TMCT II, LLC, Chandler Trust No. 1 and Chandler Trust No. 2 pursuant to the transactions contemplated by (i) the Distribution Agreement, dated as of September 21, 2006, among the Company, TMCT, LLC, Candle Holdings Corporation, Fortify Holdings Corporation, Chandler Trust No. 1 and Chandler Trust No. 2, and (ii) the Distribution Agreement, dated as of September 21, 2006, among the Company, TMCT II, LLC, Fortification Holdings Corporation, Wick Holdings Corporation, Eagle New Media Investments, LLC, Eagle Publishing Investments, LLC, Chandler Trust No. 1 and Chandler Trust No. 2 (the agreements in clauses (i) and (ii) above, collectively, the “Distribution Agreements”).  Accordingly, none of TMCT, LLC, TMCT II, LLC, Chandler Trust No. 1, Chandler Trust No. 2 or any of the trustees of such trusts whose beneficial ownership of Common Shares is aggregated with such trusts shall be deemed to be an Acquiring Person as a result of the acquisition of beneficial ownership of additional Common Shares pursuant to the transactions contemplated by the Distribution Agreements.”

2.  This amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

3.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

TRIBUNE COMPANY

		By:	/s/ Chandler Bigelow
		Name:	Chandler Bigelow
		Title:	Vice President

Computershare Trust Company, N.A.

By:	/s/ Tammie J. Marshall
Name: Tammie J. Marshall
Title: Senior Account Executive